Exhibit 3.20

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CDDB, INC.

CDDB, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation immediately prior to filing this Amended and Restated Certificate of Incorporation is CDDB, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 25, 1999.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation.

C. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ONE. The name of the corporation is Gracenote, Inc.

TWO. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is the Corporation Trust Company.

THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOUR. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock” each with par value of $0.01 per share. The total number of shares which the corporation is authorized to issue is 185,706,243 shares, of which 130,000,000 shares shall be Common Stock and 55,706,243 shares shall be Preferred Stock. The Preferred Stock shall be divided into three Series designated as Series A Preferred Stock, consisting of 6,572,910 shares, Series B Preferred Stock, consisting of 8,333,333 shares, and Series C Preferred Stock, consisting of 40,800,000 shares. The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are herein collectively referred to as the “Preferred Stock.”

The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

1. Dividends. When and as declared by the corporation’s Board of Directors, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends prior and in preference to any declaration of payment of any dividend on the Common Stock at the rate of $0.26, in the case of the Series A Preferred Stock, $0.0576, in the case of the Series B Preferred Stock, and $0.0194, in the case of the Series C Preferred Stock, per share, per annum (as appropriately adjusted for any subsequent stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring after the Series C Original Issue Date (as defined below). No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the Preferred Stock, and no dividends on the Common Stock shall be paid unless the amount of such dividend on the Common Stock is also paid on the Preferred Stock (which amount shall be in addition to amounts paid in accordance with the first sentence of this Section 1) on an as-converted to Common Stock basis. The right of the holders of Preferred Stock to receive dividends shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. Any rights to accrued but undeclared dividends on any Series A Preferred Stock or Series B Preferred Stock prior to the Series C Original Issue Date (as defined below) are hereby cancelled.

2. Liquidation.

(a) Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, (a “Liquidation”) prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets or surplus of the corporation legally available therefor, the amount of $0.72 per share of Series B Preferred Stock (the “Series B Liquidation Preference”) then held by them and the holders of the Series C Preferred Stock shall be entitled to receive, out of the assets or surplus of the corporation legally available therefor, the amount of $0.243 per share of Series C Preferred Stock (the “Series C Liquidation Preference”) then held by them (in each case, as appropriately adjusted for any subsequent stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like after the Series C Original Issue Date), and, in addition, an amount equal to all declared but unpaid dividends on such Series B Preferred Stock and Series C Preferred Stock, respectively. If the assets and funds thus distributed among the holders of the Series B Preferred Stock and Series C Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of Series B Preferred Stock and Series C Preferred Stock ratably in proportion to the amounts which would be payable on the shares held by them if the aforesaid preferential amounts were paid in full. After full payment of the Series B Liquidation Preference and the Series C Liquidation Preference as described above, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets or surplus of the corporation legally available therefor the amount of $1.625 per share of Series A Preferred Stock (the “Series A Liquidation Preference”) then held by them (as appropriately adjusted for any subsequent stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like after the Series C Original Issue Date), and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Stock. If the assets and funds available for distribution among the holders of the Series A Preferred Stock after full payment of the Series B Liquidation Preference and the Series C Liquidation Preference as described above are insufficient to permit the payment to such holders of their full Series A Liquidation Preference, then the entire remaining assets and funds of the corporation legally available for distribution to the holders of Series A Preferred Stock shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the amounts which would be payable on the shares held by them if the aforesaid preferential amounts were paid in full. After payment or setting apart of payment has been made to (i) the holders of the Series B Preferred Stock of the Series B Liquidation Preference and to the holders of the Series C Preferred Stock of the Series C Liquidation Preference, and (ii) the holders of the Series A Preferred Stock of the Series A Liquidation Preference, all remaining assets or surplus funds of the corporation legally available therefor shall be distributed to the holders of the Preferred Stock and Common Stock pro rata based upon the number of shares held by each of them (assuming full conversion of all such Preferred Stock to Common Stock).

(b) Reorganization or Merger. A merger, reorganization, acquisition or transaction that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the corporation, or the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the corporation, or any other transaction or series of transactions in which the stockholders of the corporation immediately prior to such transaction or series of transactions do not immediately after such transaction or series of transactions own a majority of the outstanding shares of the surviving or acquiring corporation (or parent thereof) in the same relative proportion shall be deemed to be a Liquidation.

(c) If the consideration distributed by the corporation or received by its stockholders pursuant to this Section 2 or for any other purpose is other than cash, its value will be deemed its fair market value as agreed in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding Preferred Stock. Notwithstanding the foregoing, any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing, and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power or all then outstanding shares of Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(d) In the event the requirements of this Section 2 are not complied with, the corporation shall forthwith either:

(i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iii) hereof.

(iii) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than five (5) business days after the corporation has given notice of material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock.

3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Issuance Price (as defined below) plus any declared and unpaid dividends by the applicable Conversion Price (an defined below) in effect at the time of conversion. The Issuance Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be $3.25 per share, $0.72 per share, and $0.243 per share, respectively. The Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall initially be $0.811191 per share, or $0.4918 per share, and $0.243 per share, respectively, subject to adjustment as provided below. The number of shares of Common Stock into which a share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of such series of Preferred Stock.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common Stock for the account of the corporation to the public for an aggregate offering price (prior to underwriting commissions and discounts) of not less than $20,000,000 and at a per share price of not less than $0.729 per share (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations, and recapitalizations with respect to such shares after the Series C Original Issue Date) or (ii) upon the corporation’s receipt of the written consent of the holders of a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock (or, if the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed, such holder shall execute an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates in lieu of providing such certificates), and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with a public offering of securities described in Section 3(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of requisite securities provided in Section 3(b) pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

(d) Fractional Shares. In lieu of any fractional shares to which the holder of a series of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the Board of Directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of a series of Preferred Stock of each holder at the time of conversion into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Adjustment of Conversion Price. The Conversion Price of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall be subject to adjustment from time to time as follows; provided that, except in connection with adjustments pursuant to Sections 3(e)(i)(2) (c)(C) and 3(e)(i)(2) (c)(D) (which shall be subject to the limits set forth therein) any such adjustment shall not have the effect of increasing the Conversion Price of any Series to an amount which exceeds the Conversion Price existing immediately prior to such adjustment:

(i) If at any time after the date of the first sale of Series C Preferred Stock (the “Series C Original Issue Date”) the corporation shall issue (or, pursuant to Subsection 3(e)(i)(2)(c) hereof, shall be deemed to have issued) any Common Stock other than “Excluded Stock” (as defined below) for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Subsections 3(e)(iii),

(iv), (v) and (vi)), the Conversion Price for such series of Preferred Stock in effect immediately before each such issuance shall upon such issuance (except as provided in this Section 3(e)) be adjusted to a price equal to the quotient obtained by dividing:

(1) an amount equal to the sum of

a) the total number of shares of Common Stock outstanding and any shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

b) the consideration received by the corporation upon such issuance, by

(2) the total number of shares of Common Stock outstanding immediately prior to such issuance of Common Stock and any shares of Common Stock issuable upon conversion of the Preferred Stock plus the number of shares of Common Stock actually issued in the transaction which resulted in the adjustment pursuant to this Subsection 3(e)(i).

For the purposes of any adjustment of the Conversion Price for a series of Preferred Stock pursuant to this clause (i), the following provisions shall be applied:

a) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any underwriting discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably agreed by the Board of Directors and the holders of a majority of the voting power of all then outstanding Preferred Stock of the corporation, irrespective of generally accepted accounting treatment.

In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) and for a consideration equal to the consideration (determined in the manner provided in Subdivisions (a) and (b) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof (assuming the satisfaction of any conditions to conversion or exercisability in each case, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments), shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash paid on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (a) and (b) above);

(C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities (excluding changes resulting from the antidilution provisions of such options, rights or securities), the Conversion Price of a series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; provided that, any such readjustment shall not have the effect of increasing the Conversion Price of any Series to an amount which exceeds the Conversion Price existing immediately prior to the time of the original adjustment to which such readjustment relates (as reduced by unrelated adjustments); and

(D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of a series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be; provided that, any such readjustment shall not have the effect of increasing the Conversion Price of any Series to an amount which exceeds the Conversion Price existing immediately prior to the time of the original adjustment to which such readjustment relates (as reduced by unrelated adjustments).

(E) In the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

(ii) “Excluded Stock” shall mean:

(1) all shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock issued and outstanding as of the Series C Original Issue Date:

(2) all shares of Common Stock issuable or issued upon conversion of the Preferred Stock;

(3) all shares of Common Stock or other securities, or options or warrants to purchase Common Stock or other securities, issuable to employees, officers, directors or consultants for the primary purpose of retaining their services pursuant to any plan, arrangement, agreement, contract or plan, including any incentive stock plan, approved by the Board of Directors of the corporation (and all shares of Common Stock or other securities issued upon exercise or conversion thereof);

(4) all securities issuable in a merger or acquisition that is approved by the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock;

(5) all securities issued or issuable to suppliers, lessors, lenders or technology providers to the corporation pursuant to any plan or arrangement approved by the Board of Directors of the corporation, provided such plan or arrangement is approved by the members of the Board of Directors elected by the Series B Preferred Stock and the Series C Preferred Stock; and

(6) all shares of Series C Preferred Stock and all securities exercisable or exchangeable for or convertible into Series C Preferred Stock.

(iii) If the number of shares of Common Stock outstanding at any time after the Series C Original Issue Date is increased by a stock dividend payable in shares of Common Stock (or options or rights to acquire Common Stock) or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock be increased in proportion to such increase of outstanding shares.

(iv) If the number of shares of Common Stock outstanding at any time after the Series C Original issue Date is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In the event, at any time after the Series C Original Issue Date, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(vi) All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(f) Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale a securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent.

(h) Certificate as to Adjustments Upon the occurrence of each adjustment or readjustment of the Conversion Rate for a series of Preferred Stock pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each adjusted holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such bolder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the corporation’s books.

(l) Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation,

4. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders (or, if no record date is established, on the date such vote is taken or consent solicited) and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

(b) Board of Directors. Notwithstanding the foregoing, (i) the holders of Common Stock, voting as a separate class, shall have the right to elect one (1) member of the corporation’s Board of Directors, who shall be the Chief Executive Officer of the corporation, (ii) the holders of Series C Preferred Stock, voting as a separate class and series, shall have the right to elect one (1) member of the corporation’s Board of Directors and (iii) the holders of Preferred Stock, voting together as a single class (on an as converted to Common Stock basis), shall have the right to elect any remaining members of the corporation’s Board of Directors. Notwithstanding any bylaw provisions to the contrary, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions under Delaware law.

5. Protective Provisions. So long as any shares of Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the approval of the holders of at least a majority of the outstanding shares of Preferred Stock voting together as a single class and on an as converted to Common Stock basis:

(a) Increase or Decrease Authorized Shares. Increase or decrease the authorized number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(b) Create New Security. Create (by reclassification or otherwise) any new class or series of shares or other securities having rights, preferences or privileges senior to or on a parity with any series of the Preferred Stock;

(c) Redeem Stock. Redeem or otherwise acquire any shares of Common Stock or Preferred Stock (other than pursuant to equity incentive agreements approved by the Board of Directors with service providers giving the Company the right to repurchase shares upon the termination of services);

(d) Amend Certificate of Incorporation or Bylaws. Add to, amend, repeal or waive provision of the corporation’s Amended and Restated Certificate of Incorporation, as it may be in effect from time to time, or Bylaws in a manner adverse to the holders of the Preferred Stock;

(e) Liquidation. Enter into or undergo any Liquidation;

(f) Pay Dividends on Common. Pay or declare any dividend on or make any distribution with respect to the Common Stock;

(g) Increase Option Pool. Increase the authorized number of shares available for issuance under the corporation’s stock option plans in excess of the number of shares reserved under such plans as of the Series C Original Issue Date;

(h) Transactions Involving Company Equity. Enter into any transaction involving the right of any party to purchase or otherwise obtain shares of the Company’s capital stock (other than transactions granting capital stock or options to purchase capital stock to employees, officers, directors, consultants, or other service providers for the primary purpose of retaining their services, or suppliers, lessors, lenders or technology providers, pursuant to any plan, arrangement, agreement, contract or plan, including any incentive stock plan, approved by the Board of Directors of the corporation); or

(i) Change in Directors. Change the number of authorized directors.

FIVE. The corporation is to have perpetual existence.

SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

SEVEN. The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

EIGHT. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINE. Subject to Section 5 of Article Four above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter proscribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided however, whenever this Certificate of Incorporation requires for action by the board of directors, the action by a specific director or for action by the holders of any series of shares of the corporation, as the case may be, the vote or consent of a greater number of directors greater than required by law, the vote or consent of a specific director, or the vote or consent of more than a majority of holders of such series of shares, as the case may be, the provision of this Certificate of Incorporation requiring such greater or specific vote or consent shall not be altered, amended or repealed without first obtaining such greater or specific vote or consent to such alteration, amendment or repeal.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its Chairman this 25th day of June, 2002.

CDDB, INC.

/s/ Scott A. Jones
Scott A. Jones
Chairman

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